Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements Nos. 333-51508, 33-64313, 333-51512, 333-27563, 333-63756, 333-81441, 333-63754, 333-110098, 333-51506, 333-115849, 333-121755, 333-121754, and 333-124863 on Form S-8 and 333-126559 on Form S-3 of Nash Finch Company of our reports dated March 4, 2010, with respect to the consolidated financial statements and schedule of Nash Finch Company and subsidiaries and the effectiveness of internal control over financial reporting of Nash Finch Company and subsidiaries, included in the Annual Report on Form 10-K of Nash Finch Company for the fiscal year ended January 2, 2010.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 4, 2010